EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Nos. 333-223590, 333-2139962 and 333-2139900) on Form S-8 of AquaVenture Holdings Limited of our report dated March 30, 2018, relating to the consolidated financial statements of Pure Health Solutions, Inc., appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Chicago, Illinois

February 27, 2019